599 LEXINGTON AVENUE | NEW YORK | NY | 10022-6069 WWW.SHEARMAN.COM | T +1.212.848.4000 | F +1.212.848.7179

November 18, 2014

Lightbridge Corporation
1600 Tysons Boulevard, Suite 550
McLean, VA 22102

Lightbridge Corporation

Ladies and Gentlemen:

We are acting as counsel to Lightbridge Corporation, a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of (i) 2,878,516 shares (the “Shares”) of its common stock, par value $0.001 per share (“Common Stock”), and (ii) warrants (the “Warrants” and together with the Shares, the “Offered Securities”) to purchase up to 2,734,590 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), and (iii) the Warrant Shares, pursuant to the Registration Statement on Form S-3 (No. 333-187659) (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) and the related prospectus, dated May 1, 2013, as supplemented by the prospectus supplement filed with the Commission on November 12, 2014, relating to the offer and sale of the Shares, the Warrants and the Warrant Shares (as so supplemented, the “Prospectus”). The Offered Securities were issued pursuant to subscription agreements, dated November 12, 2014, between the Company and the purchasers of the Offered Securities (the “Subscription Agreements”) and through the assistance of a placement agent, pursuant to a Placement Agency Agreement, dated November 12, 2014, between the Company and William Blair & Company, L.L.C (the “Placement Agency Agreement”).

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Subscription Agreements.

(b)	The Placement Agency Agreement.

(c)	The forms of Warrants.

(d)

Originals or copies of such other records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

ABU DHABI  |  BEIJING  |  BRUSSELS  |  DÜSSELDORF  |  FRANKFURT  |  HONG KONG  |  LONDON  |  MILAN  |  MUNICH  |  NEW YORK
PALO ALTO  |  PARIS  |  ROME  |  SAN FRANCISCO  |  SÃO PAULO  |  SHANGHAI  |  SINGAPORE  |  TOKYO  |  TORONTO  |  WASHINGTON, DC

SHEARMAN & STERLING LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents.” In our review of the Opinion Documents and other documents, we have assumed:

            (a)        The genuineness of all signatures.

            (b)        The authenticity of the originals of the documents submitted to us.

            (c)        The conformity to authentic originals of any documents submitted to us as copies.

            (d)        As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.

            (e)        That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

                          (f)        That the execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not:

            (A)        except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

            (B)        result in any conflict with or breach of any agreement or document binding on it.

            (g)        Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document to which it is a party or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications, limitations and exceptions set forth below, we are of the opinion that the Warrants, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms.

Our opinion expressed above is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Our opinions expressed above are limited to the Generally Applicable Law and we do not express any opinion herein concerning any other law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

CMF/NFM/AHC
JDW